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EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:31 AM 03/02/2005
FILED 11:19 AM 03/02/2005
SRV 050177402 - 3903678 FILE


                          CERTIFICATE OF INCORPORATION
                                       OF
                              GENIUS PRODUCTS, INC.
                             A DELAWARE CORPORATION

         1. The name of the corporation is Genius Products, Inc. (the "Corporation").

         2. The address of the corporation's registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research Ltd.

         3. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4. The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred ten million (110,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock with a par value of $0.0001 per share, and ten million (10,000,000) shares of Preferred Stock with a par value of $0.0001 per share.

         Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4 set forth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; PROVIDED, HOWEVER, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

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         Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

         5. The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

         6. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         8. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article 8 does not affect the availability of equitable remedies for breach of fiduciary duties. The Corporation is authorized to provide indemnification of its officers, directors, employees and agents to the fullest extent now or hereafter permitted by Delaware statutory or decisional law, as amended or interpreted.

         9. The name and mailing address of the sole incorporator is as follows:

                 Name                                Mailing Address

              Allen Sussman                     c/o Morrison & Foerster LLP
                                                555 West Fifth Street
                                                Los Angeles, CA  90013

         I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hands this 28th day of February, 2005.


                                                /s/ Allen Sussman
                                             -----------------------------------
                                             Allen Sussman, Sole Incorporator

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